Exhibit 99.1

GENESIS HEALTHCARE ANNOUNCES STRATEGIC RESTRUCTURING STEPS TO STRENGTHEN BALANCE SHEET AND CHART PATH FOR RECOVERY

●	Transformative steps reduce debt by approximately $256 million and include an immediate $50 million capital investment
●	Opportunity for an additional $25 million capital investment by April 15, 2021
●	Initial capital investment results in two appointments to the Board of Directors and voluntary delisting from the New York Stock Exchange and deregistration under the Exchange Act

Kennett Square, PA, March 3, 2021) – Genesis Healthcare, Inc. (“Genesis” or the “Company”) (NYSE:GEN) announced today a three-part strategic restructuring plan to strengthen the Company’s liquidity position and capital structure as it charts a path to recovery.

First, Genesis has agreed to terminate its master lease covering 51 facilities leased from affiliates of Welltower Inc. (“Welltower”) and transition operations to new operators. In return, Genesis will receive approximately $86 million, which it will use to repay a portion of its debt obligations to Welltower. In addition, Genesis will receive approximately an additional $170 million in debt reduction from Welltower upon the occurrence of certain conditions, including the transition of the 51 facilities.

Second, Genesis entered into a definitive agreement with ReGen Healthcare, LLC (“ReGen Healthcare”) for a capital infusion of $50 million.

Third, the Company will voluntarily delist its Class A common stock (the “Common Stock”) from the New York Stock Exchange and deregister its Common Stock under the Securities Exchange Act of 1934 (the “Exchange Act”).

“The severity of the pandemic dramatically impacted patient admissions, revenues and costs, compounding the pressures of our long-term, lease-related debt obligations,” said Chief Executive Officer Robert Fish. “These restructuring transactions improve the financial and operational stability of the Company significantly and build on the encouraging signs we are seeing as COVID-19 case rates continue to materially decline and residents, patients and staff are vaccinated.”

Transition out of 51 facilities leased from Welltower

Genesis currently leases 246 skilled nursing and assisted/senior living facilities from third parties, including public and private real estate investment trusts (“REITs”). One of the Company’s largest landlords, Welltower, will re-tenant and/or sell the 51 facilities it leases to Genesis affiliates, in 9 states. Genesis will continue to operate the facilities until appropriate approvals from state regulators are completed. The transitions are expected to occur over the next several months.

Currently, Genesis is also indebted to Welltower in an approximate amount of
$423 million. In return for its agreement to terminate its master lease with Welltower,

upon the transition of the operations of all 51 facilities, Genesis will receive approximately $86 million, which it will use to repay a portion of its debt obligations to Welltower. In addition, the Company will receive approximately $170 million in additional debt reductions from Welltower upon the satisfaction of certain conditions, including the transitioning of all 51 facilities. As a result, in total, Genesis expects to reduce its debt outstanding to Welltower, by approximately $256 million and extend maturity to January 1, 2024. Welltower will also permit certain collateral to be released and utilized as collateral for new debt.

Prior to the COVID-19 pandemic, these 51 facilities generated on a combined basis approximate annual net revenue of $640 million. This transaction will result in the reduction of $79 million in annual cash lease expenses. Welltower will also receive equity in the Company, increasing its stake in Genesis on a fully-diluted basis from approximately 6% to up to approximately 15%.

Investment Agreement with ReGen Healthcare

Genesis has also secured a $50 million debt investment from ReGen Healthcare, LLC. This debt investment converts into equity representing a 25% ownership interest in the Company’s subsidiaries on a fully-diluted basis, contingent upon both the receipt of all required regulatory approvals and the reduction of indebtedness owed by the Company to Welltower.

ReGen Healthcare also has the option to make an additional debt investment of $25 million exercisable no later than March 31, 2021 and to be funded by April 15, 2021. If made, this debt investment will convert into equity simultaneously with the conversion of the initial debt investment into equity, resulting in a 33.3% ownership interest in the Company’s subsidiaries on a fully-diluted basis. In addition, at the closing of the second investment, ReGen Healthcare would be issued a warrant, exercisable for equity, which, together with the two debt investments, would represent an ownership interest of approximately 43% of the Company’s subsidiaries on a fully-diluted basis.

ReGen Healthcare, together with its affiliates and its principals, has a track record of successfully creating and turning around companies that improve both healthcare delivery and insurance processes for health plans, their members, and their provider partners. One of these affiliates, Pinta Capital Partners, has invested widely in innovative services for the chronically ill and applied new practices in services to one of the neediest, frailest and most vulnerable populations.

As part of the agreement, two Genesis Board Members, John F. DePodesta and Terry Rappuhn, have relinquished their current positions and ReGen Healthcare has appointed Mr. David Harrington and Mr. John Randazzo, effective immediately. In addition, Mr. Harrington has been appointed Chairman of the Board.

“The Company thanks Mr. DePodesta and Ms. Rappuhn for their service and dedication throughout their respective tenures,” said Robert Fish “Genesis welcomes Mr. Harrington and Mr. Randazzo on our Board of Directors and will benefit greatly from their deep and diversified experience in healthcare delivery management, healthcare sector financial expertise and entrepreneurial acumen.”

Mr. Harrington brings 35 years of industry experience in critical areas of healthcare delivery management to the Board. He has held executive positions at AETNA, UnitedHealthcare, Columbia/HCA and Physician Quality Care. As CEO of American Imaging Management (“AIM”) from 2001 to 2008, Mr. Harrington turned around this radiology management business, increasing its net worth from negative $19 million to over $350 million. In August 2007, AIM was sold to WellPoint for $307 million. Since 2009, when Mr. Harrington established DASH Business Group, he has advised and developed many healthcare companies in the senior care space. Mr. Harrington is one of the founding principals of Pinta Partners and in that role is passionate about rethinking the delivery of health care to the chronically ill.

Mr. Randazzo has spent more than 35 years in the health care and technology fields and brings rich experience in operational excellence, corporate finance and entrepreneurship. He is currently Executive Chairman of Waters Edge Dermatology, one of the largest dermatology practices in the country, and Executive Chairman of Sentry Data Systems, a provider of pharmacy technology solutions to hospitals. Mr. Randazzo previously co-founded and led one of the nation’s largest independent urgent care companies, FastMed. He has held executive positions at Value Oncology Science, Women's Health Connecticut Inc. and CIGNA. Mr. Randazzo has served as a senior advisor to global private equity firm, Warburg Pincus, for over 20 years.

Delisting from the NYSE and Deregistration under the Exchange Act
In connection with the investment by ReGen Healthcare, Genesis has agreed and intends to voluntarily delist its Common Stock from the New York Stock Exchange. Additionally, the Company has agreed and intends to deregister its Common Stock under the Exchange Act and suspend its public reporting obligations.

The Company intends to file a Form 25 with the Securities and Exchange Commission (the “SEC”) on or about March 15, 2021 in order to delist from the New York Stock Exchange. The Company anticipates that the last day of trading on New York Stock Exchange will be on or about March 25, 2021.

On or about March 25, 2021, the Company intends to file a Form 15 with the SEC, at which time the Company anticipates that its obligations to file periodic reports under the Exchange Act, including annual, quarterly and current reports on Form 10-K, Form 10-Q and Form 8-K, respectively, will be suspended, and that all requirements associated with being an Exchange Act-registered company, including the requirement to file current and periodic reports, will terminate 90 days thereafter.

Following the deregistration, the Company anticipates that its Common Stock will be quoted on the OTC Pink Open Market (the “Pink Sheets”), a centralized electronic quotation service for over-the-counter securities, so long as market makers demonstrate an interest in trading in the Common Stock. However, the Company can give no assurance that trading in its Common Stock will continue on the Pink Sheets or any other securities exchange or quotation medium.

The Company expects to file its 2020 Form 10-K by March 16, 2021, but it will not distribute a Q4 2020 earnings release or host a conference call.

States impacted by the transitions

The 51 skilled nursing and assisted/senior living facilities leased from Welltower that will be transitioned are located in the states of Colorado (4), Connecticut (4), Delaware (3), Kentucky (5), Maryland (6), New Hampshire (3), New Jersey (17), Pennsylvania (7) and West Virginia (2).

About Genesis HealthCare
Genesis HealthCare is a holding company with subsidiaries that, on a combined basis, provides services to more than 325 skilled nursing facilities and assisted/senior living communities in 24 states nationwide. Genesis subsidiaries also supply rehabilitation therapy to approximately 1,100 healthcare providers in 44 states, the District of Columbia and China.  References made in this release to "Genesis," "the Company," "we," "us" and "our" refer to Genesis Healthcare, Inc. and each of its wholly-owned companies. Visit our website at www.genesishcc.com.

Genesis HealthCare Contact:

Investor Relations

610-925-2000

Forward Looking Statements
Certain statements in this release constitute “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” “plans,” or “prospect,” or the negative or other variations thereof or comparable terminology. All statements contained in this release that do not relate to matters of historical facts should be considered forward-looking statements, including statements about (i) our ability to delist the Class A Shares from the NYSE; (ii) our ability to deregister the Class A Shares and suspend reporting obligations under the Exchange Act; (iii) estimates regarding the timing of the delisting and deregistration of Class A Shares; (iv) statements about the Second Closing which may or may not occur; and (v) statements about the Welltower transition of operations which may or may not occur. Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Genesis may differ materially from that expressed or implied by such forward-looking statements.

Investors and readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the Company’s expectations as of the date of this release and speak only as of the date of this release and are advised to consider the factors listed under the headings “Forward-Looking Statements” and “Risk Factors” in the Company’s filings with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2019. Genesis disclaims any obligation to update its forward-looking statements or any of the information contained in this release except as required by law.

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